Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$[•]	100.00%	$[•]	$[•](1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $[•] that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $[•] registration fee for this offering, $[•] remains available for future offerings. No additional registration fee has been paid with respect to this offering.

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated July 8, 2009.

PRELIMINARY PRICING SUPPLEMENT NO. 414 dated July 8, 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

[9-10]% Enhanced Yield Securities due January 26, 2010
Linked to the iShares® Russell 2000® Index Fund

Reverse Exchangeable Securities with Contingent Downside Protection

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount and an initial public offering price of $1,000.00 per security. The securities are not principal protected.

Maturity Date:	January 26, 2010. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Interest:	[9]% to [10]% per annum (to be determined on the trade date), to be payable monthly.

Interest Payment Dates:	The 26th of each month, beginning August 26, 2009 to and including the maturity date.

Fund:	The return on the securities is linked to the performance of the iShares® Russell 2000® Index Fund, which we refer to as the Fund.

Payment at Maturity:	On the maturity date, for each security you hold, you will receive the redemption amount, plus accrued but unpaid interest in cash.

The redemption amount will be a cash payment equal to the principal amount of your securities, unless (a) a knock-in event has occurred and (b) the final Fund price is less than the initial Fund price. If the conditions described in (a) and (b) both occur, the redemption amount, for each security you hold, will be [•] shares of the Fund, which is equal to $1,000.00 divided by the initial Fund price (with fractional shares paid in cash).

If a knock-in event has occurred and the final Fund price is less than the initial Fund price, you will lose some or all of the principal amount of your securities and receive shares of the Fund instead of a cash payment (but you will still receive accrued but unpaid interest in cash). Under these conditions, the market value on the valuation date of the shares of the Fund that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00.

The initial Fund price will equal the closing price per share of the Fund on the trade date. A knock-in event will occur if the market price of the Fund, at any time on any trading day, from the first trading day following the trade date to and including the valuation date, is less than or equal to the knock-in price. The knock-in price equals $[•], the price that is 20% below the initial Fund price of $[•]. The valuation date is January 19, 2010.

The final Fund price will equal the closing price per share of the Fund on the valuation date. If the redemption amount includes fractional shares of the Fund, such fractional shares shall be paid in U.S. dollar amounts, calculated as the fractional number of shares multiplied by the final Fund price.

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	[•], 2009.

Original Issue Date:	[•], 2009.

CUSIP Number:	[•]

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “— Specific Terms of the Securities” beginning on page P-12.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-8.

	Per Security	Total
Maximum Public Offering Price	$[•]	$[•]
Maximum Underwriting Discount and Commission	$[•]	$[•]
Maximum Proceeds to Eksportfinans ASA	$[•]	$[•]

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

Wells Fargo Securities

The date of this preliminary pricing supplement is July 8, 2009.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the [9]% to [10]% Enhanced Yield Securities Linked to the iShares® Russell 2000® Index Fund due January 26, 2010, which we refer to as the securities. You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the sections entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on January 26, 2010. The return on the securities is linked to the performance of the iShares® Russell 2000® Index Fund, which we refer to as the Fund, and will depend on whether a knock-in event occurs during the term of the securities and the market value of the shares of the Fund at maturity, as described below.

     As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-12.

     Each security will have a principal amount and initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If a knock-in event has occurred and the final Fund price is less than the initial Fund price, you will lose some or all of your principal and receive shares of the Fund instead of a cash payment. Under these conditions, the market value of the shares of the Fund you will receive will be worth less than the principal amount and could be worth $0.00; consequently, you will lose some or all of your principal (but you will still receive accrued but unpaid interest in cash).

Will I receive interest on the securities?

     The securities will bear interest at a rate expected to be [9]% to [10]% per annum (to be determined on the trade date), payable on the 26th of each month, beginning on August 26, 2009 to and including the maturity date. The interest rate on the securities is higher than the current dividend yield of the Fund. The interest rate is also higher than the interest we would pay on a conventional fixed-rate, principal-protected debt security. You will still receive accrued but unpaid interest on the securities even if a knock-in event has occurred.

How is Eksportfinans able to offer a [9]% to [10]% interest rate on the securities?

     Eksportfinans is able to offer a [9]% to [10]% interest rate on the securities (to be determined on the trade date) because the securities are riskier than conventional principal-protected debt securities. As previously described, if a knock-in event has occurred and the final Fund price is less than the initial Fund price, at maturity you will receive shares of the Fund that are worth less than the principal amount of the securities. The interest rate on the securities takes into account the contingent risk that you will lose some of your principal (which will occur if there has been a knock-in event and the final Fund price is less than the initial Fund price). In general, the more volatile the Fund is or is expected to be, the higher the interest rate and the more likely a knock-in event might occur.

What will I receive upon maturity of the securities?

     The securities will mature on January 26, 2010. On the maturity date, for each security you hold, you will receive the redemption amount, plus accrued but unpaid interest in cash.

     The redemption amount will be a cash payment equal to the principal amount of your securities, unless (a) a knock-in event has occurred and (b) the final Fund price is less than the initial Fund price. If the conditions described in (a) and (b) both occur, the redemption amount will be [•] shares of the Fund, which is equal to $1,000.00 divided by the initial Fund price (with cash paid for any fractional shares, calculated as the fractional number of shares multiplied by the final Fund price).

     If a knock-in event has occurred and the final Fund price is less than the initial Fund price, you will lose some or all of the principal amount of your securities and receive shares of the Fund instead of a cash payment (but you will still receive accrued but unpaid interest in cash). Under these conditions, the market value on the valuation date of the shares of the Fund that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00.

     The initial Fund price will equal $[•],which is the closing price per share of the Fund on the trade date.

     The final Fund price will equal the closing price per share of the Fund on the valuation date.

     A knock-in event will occur if, as determined by the calculation agent, the market price per share of the Fund has fallen to or below the knock-in price at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

     The knock-in price will equal $[•], the price that is 20% below the initial Fund price, and will be determined by the calculation agent on the trade date.

     The valuation date is January 19, 2010, the fifth trading day prior to the maturity date. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

     The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

     If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

     The market price of the shares of the Fund at any time during any trading day during the regular business hours of the relevant exchange, is the latest reported sales price of the shares of the Fund on the relevant exchange at that time, as determined by the calculation agent.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     The relevant exchange is the primary United States securities exchange or organized market of trading for the shares of the Fund. If certain events occur as described below under “Specific Terms of the Securities — Discontinuation of /Adjustments to the Fund”, the relevant exchange will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the Fund are principally traded, as applicable, as determined by the calculation agent.

     If a knock-in event has occurred and market price per share of the Fund on the maturity date is less than the initial Fund price, the value of the shares of the Fund you will receive will be worth less than the principal amount and could be worth $0.00; consequently, you will lose some or all of your principal (but you will still receive accrued but unpaid interest in cash).

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the redemption amount, based on various hypothetical market prices per share of the Fund on the maturity date. Interest will be paid monthly regardless of whether a knock-in event occurs. For purposes of these examples we have assumed the following:

Hypothetical initial Fund price: $49.47

Hypothetical knock-in price: $39.576 (20% below the hypothetical initial Fund price)

     For purposes of calculating the cash in lieu of fractional shares we have assumed that the final Fund price is equal to the hypothetical market price per share of the Fund on the maturity date.

Example 1 – The hypothetical market price per share of the Fund on the maturity date is equal to 60.00% of the hypothetical initial Fund price and a knock-in event has occurred:

Hypothetical market price per share of the Fund on the maturity date: $29.68

Redemption amount (per security) =	($1,000 $49.47)	=	20 shares of the Fund and $6.36 cash in lieu of fractional shares

Since a knock-in event has occurred and the hypothetical final Fund price is less than the hypothetical initial Fund price, the redemption amount per security would be equal to twenty shares of the Fund and a cash payment of $6.36 in lieu of fractional shares with an aggregate market value on the maturity date equal to $600.00, representing a 40.00% loss of the principal amount of your security.

Note that, in this example, the hypothetical final Fund price is not only less than the hypothetical initial Fund price, it is also less than the knock-in price. The knock-in event could have occurred on any trading day from the first trading day following the trade date to and including the valuation date.

Example 2 – The hypothetical market price per share of the Fund on the maturity date is equal to 85.00% of the hypothetical initial Fund price and a knock-in event has occurred (i.e. at some time during the term of the securities the market price of the Fund traded at or below the knock-in price at any time during the regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date):

Hypothetical market price per share of the Fund on the maturity date: $42.05

Redemption amount (per security) =	($1,000 $49.47)	=	20 shares of the Fund and $9.01 cash in lieu of fractional shares

Since a knock-in event has occurred and the hypothetical final Fund price is less than the hypothetical initial Fund price, the redemption amount per security would be twenty shares of the Fund and a cash payment of $9.01 in lieu of fractional shares with an aggregate market value on the maturity date equal to $850.00, representing a 15.00% loss of the principal amount of your security.

Note that, in this example, the hypothetical final Fund price is higher than the knock-in price but less than the hypothetical initial Fund price. This example illustrates the scenario in which a knock-in event occurs during the term of the securities and the redemption amount is payable in shares of the Fund worth less than the principal amount per security even though, subsequent to the occurrence of a knock-in event, the Fund recovers some but not all of its decline in value such that, on the valuation date, the hypothetical final Fund price is less than the hypothetical initial Fund price.

Example 3 – The hypothetical market price per share of the Fund on the maturity date is equal to 85.00% of the hypothetical initial Fund price but a knock-in event has not occurred:

Hypothetical market price per share of the Fund on the maturity date: $42.05

Redemption amount (per security) = $1,000.00

Since a knock-in event has not occurred, the redemption amount per security would be paid in cash in an amount equal to the full principal amount of $1,000.00 in cash even though the hypothetical final Fund price is less than the hypothetical initial Fund price.

Note that, in this example as in Example 2, the hypothetical final Fund price is higher than the knock-in price but less than the hypothetical initial Fund price. This example illustrates the scenario in which the redemption amount will be payable in cash equal to the principal amount per security even though the hypothetical final Fund price is less than the hypothetical initial Fund price because a knock-in event has not occurred during the term of the securities.

Example 4 – The hypothetical market price per share of the Fund on the maturity date is equal to 140.00% of the hypothetical initial Fund price (regardless of whether a knock-in event has or has not occurred):

Hypothetical market price per share of the Fund on the maturity date: $69.26

Redemption amount (per security) = $1,000.00

Since the hypothetical final Fund price is greater than the hypothetical initial Fund price, the redemption amount per security would be paid in cash in an amount equal to the full principal amount of $1,000.00 regardless of whether a knock-in event has or has not occurred.

Note that, in this example, even if a knock-in event has occurred during the term of the securities, the redemption amount will be payable in cash in an amount equal to the full principal amount of $1,000.00, so long as, on the valuation date, the hypothetical final Fund price is equal to or greater than the initial Fund price. The return on the securities at the maturity date will not reflect any increase in the market price of the Fund at maturity when the hypothetical final Fund price is higher than the hypothetical initial Fund price regardless of whether a knock-in event has or has not occurred.

HYPOTHETICAL RETURNS

The following table illustrates the hypothetical redemption amount and corresponding hypothetical return at maturity per security (in each case, including interest payments), based on the following:

  a hypothetical initial Fund price of $49.47;

  a range of hypothetical market prices per share of the Fund on the maturity date and the corresponding hypothetical price return of the Fund;

  a hypothetical knock-in price of $39.576 (20% below the hypothetical initial Fund price);

  whether or not a knock-in event has occurred; and

  a hypothetical interest rate of 9.50%.

The figures below are for purposes of illustration only. The actual redemption amount and the resulting return (inclusive of coupons) will depend on the actual maturity closing price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

		A knock-in event has occurred		A knock-in event has not occurred
Hypothetical market price per share of Fund at maturity	Hypothetical price return of the Fund	Hypothetical redemption amount per security (including interest)	Hypothetical return at maturity of the securities (including interest)(3)	Hypothetical redemption amount per security (including interest)	Hypothetical return at maturity of the securities (including interest)(3)
$24.74	-50.00%	$548.29	-45.17%	-	-
$27.21	-45.00%	$598.29	-40.17%	-	-
$29.68	-40.00%	$648.29	-35.17%	-	-
$32.156	-35.00%	$698.29	-30.17%	-	-
$34.63	-30.00%	$748.29	-25.17%	-	-
$37.10	-25.00%	$798.29	-20.17%	-	-
$39.576(1)	-20.00%	$848.29	-15.17%	-	-
$42.05	-15.00%	$898.29	-10.17%	$1,048.29	4.83%
$44.52	-10.00%	$948.29	-5.17%	$1,048.29	4.83%
$47.00	-5.00%	$998.29	-0.17%	$1,048.29	4.83%
$49.47(2)	0.00%	$1,048.29	4.83%	$1,048.29	4.83%
$51.94	5.00%	$1,048.29	4.83%	$1,048.29	4.83%
$54.42	10.00%	$1,048.29	4.83%	$1,048.29	4.83%
$56.89	15.00%	$1,048.29	4.83%	$1,048.29	4.83%
$59.36	20.00%	$1,048.29	4.83%	$1,048.29	4.83%
$61.84	25.00%	$1,048.29	4.83%	$1,048.29	4.83%
$64.31	30.00%	$1,048.29	4.83%	$1,048.29	4.83%
$66.78	35.00%	$1,048.29	4.83%	$1,048.29	4.83%
$69.26	40.00%	$1,048.29	4.83%	$1,048.29	4.83%
$71.73	45.00%	$1,048.29	4.83%	$1,048.29	4.83%
$74.21	50.00%	$1,048.29	4.83%	$1,048.29	4.83%

(1)	This is also the hypothetical knock-in price.

(2)	This is also the hypothetical initial Fund price.

(3)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a hypothetical 183-day investment term and, in the case of the Fund, do not take into account dividends, if any, paid on the stocks that comprise the Fund, any transaction fees and expenses.

The following graph sets forth the return at maturity for a range of market prices per share of the Fund on the maturity date both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of [9-10]% Enhanced Yield Securities vs. the Fund*

* Assumes an interest rate of 9.50% per annum.

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who are willing to make an investment that is contingently exposed to the full downside performance risk of the Fund and the potential loss of some or all of the value of their principal, who are willing to receive shares of the Fund as the return on their investment if a knock-in event occurs and the final Fund price is less than the initial Fund price and do not expect to participate in any appreciation in the price per share of the Fund. In exchange for the potential downside exposure to the Fund described in the preceding sentence, investors in the securities will receive monthly interest payments at a rate expected to be between [9]% and [10]% per year (to be determined on the trade date).

     The securities are not designed for, and may not be a suitable investment for, investors who are unwilling to make an investment that is exposed to the full downside performance risk of the Fund. The securities are also not designed for, and may not be a suitable investment for, investors who seek the full upside appreciation in the market price per share of the Fund. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings, or who are unable or unwilling to hold the securities to maturity.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market price per share of the Fund, dividend yields on the Fund, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market price per share of the Fund. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities”.

Who publishes the Fund and what does the Fund measure?

     The Fund is an investment fund that is part of iShares® Trust (iShares®) and is managed by Barclays Global Fund Advisors (BGFA or the Fund Sponsor). The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, and with certain variations for timing mismatches, of the Russell 2000® Index (the Underlying Index). The Underlying Index is published by the Frank Russell Company (the Index Sponsor) and it measures the composite price performance of stocks of 2,000 companies domiciled in the United States and its territories.

     The Fund is managed by the Fund Sponsor without regard to the securities. In addition, the Underlying Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the Fund. For a detailed discussion of the Fund, see “iShares® Russell 2000® Index Fund” beginning on page P-18.

How has the Fund performed historically?

     You can find a table with the high, low and closing prices per share of the Fund during each calendar quarter from the first calendar quarter of 2004 to the present in the section entitled “iShares® Russell 2000® Index Fund — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What about taxes?

     There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities. Pursuant to the terms of the securities, by purchasing a security, you agree with us to treat such security as consisting of (1) a put option (the Put Option) that requires you to purchase Fund shares from us for an amount equal to the Deposit (as defined below) if a knock-in event has occurred and the final Fund price is less than the initial Fund price, and (2) a deposit of cash in an amount equal to the principal amount of a security (the Deposit) to secure your potential obligation to purchase the Fund shares. Accordingly, under this tax treatment, the stated interest payments on the securities are divided into two components for U.S. Federal income tax purposes, a portion of which is treated as interest on the Deposit and the remainder of which is attributable to your sale of the Put Option to us (the Put Premium). We are not requesting a ruling from the United States Internal Revenue Service (the IRS) with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement or the accompanying prospectus supplement and prospectus. If the IRS successfully argues that the securities should be treated differently, then the timing and character of any inclusion in income in respect of your securities may be affected. Prospective investors should consult their own tax advisor and consider the U.S. Federal income tax consequences of investing in the securities under their particular situation. For more information, please review the U.S. Federal income tax discussion in the pricing supplement below and in the accompanying prospectus supplement and prospectus under “Taxation in the United States”.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of some or all of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-8.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors—Risks related to index linked notes or notes linked to certain assets” in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the stocks that comprise the Fund to which the securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     Unlike standard senior non-callable debt securities, the securities do not guarantee the return of the principal amount at maturity. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event occurs during the term of the securities and the market price per share of the Fund on the maturity date is less than the initial Fund price. Under these circumstances, at maturity, for each security you hold, the redemption amount that you will receive will be shares of the Fund equal to the principal amount divided by the initial Fund price. Accordingly, if a knock-in event has occurred during the term of the securities (i.e., the market price per share of the Fund has declined to or below the knock-in price during the term of the securities) and the market price per share of the Fund on the maturity date is less than the initial Fund price, you will lose some or all of the value of the principal amount of your securities and you will receive shares of the Fund, which may be worth $0.00, instead of a cash payment.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities may be less than the return you could earn on other investments, and may be negative if a knock-in event occurs and the market price per share of the Fund on the maturity date is less than the initial Fund price. Your redemption amount in cash will not be greater than the aggregate principal amount of your securities. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the securities is not the same as either owning the common stocks that are held by the Fund or that underlie the Underlying Index, or shares of the Fund itself

     The return on your securities will not reflect the return you would realize if you actually owned the common stocks that are held by the Fund or that underlie the Underlying Index, or the shares of the Fund itself. First, because the redemption amount will be determined based on the performance of the Fund, the return on the securities will not take into account the value of any dividends that may be paid on the stocks held by the Fund or on shares of the Fund itself. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the stocks held by the Fund or the shares of the Fund itself, nor will you have voting rights or any other rights that holders of the stocks held by the Fund or the shares of the Fund may have. If the return on the Fund over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the Fund without taking into account taxes and other costs related to such a direct investment. If the price of the shares of the Fund increases above the initial Fund price during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the price of the shares of the Fund to increase while the market value of the securities declines. In addition, investing in the securities is not equivalent to investment in a mutual fund or other pooled investment that invests in stocks held by the Fund. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors, such as the increase, if any, in the market price per share of the Fund. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the principal amount, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market price per share of the Fund at any time during the term of the securities relative to the initial Fund price.

     If you choose to sell your securities when the market price per share of the Fund exceeds or is equal to the initial Fund price, you may receive substantially less than the amount that would be payable at maturity based on this market price because of the expectation that the market price per share of the Fund will continue to fluctuate until the maturity date and the risk that a knock-in event will occur. In addition, we believe that other factors that may influence the value of the securities include:

  whether a knock-in event has occurred or the likelihood of a knock-in event occurring prior to the valuation date;

  the volatility (frequency and magnitude of changes in market price) of the shares of the Fund and in particular market expectations regarding the volatility of the shares of the Fund;

  interest rates generally as well as changes in interest rates and the yield curve;

  the dividend yield on the common stocks held by the Fund;

  changes that affect the Fund, such as additions, deletions or substitutions;

  the time remaining to maturity;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect stock markets in general and that may affect the market price per share of the Fund.

The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

     The Fund uses a representative sampling strategy to track the performance of the Underlying Index underlying the Fund which may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Fund. In addition, because the shares of the Fund are traded on the New York Stock Exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. Because of the potential discrepancies identified above, the Fund return may not correlate perfectly with the return on the Underlying Index over the same period. For more information, see “iShares® Russell 2000® Index Fund” on page P-18.

We have no affiliation with the Fund Sponsor and are not responsible for its public disclosure of information

     We are not affiliated with the Fund Sponsor in any way and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Fund. If the Fund Sponsor discontinues or suspends the calculation of the Fund, it may become difficult to determine the market value of the securities or the redemption amount. The calculation agent may designate a successor fund selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor fund comparable to the Fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-14 and “Specific Terms of the Securities — Discontinuation of/Adjustments to the Fund” on page P-15. The Fund Sponsor is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Fund Sponsor. None of the money you pay for your securities will go to the Fund Sponsor. Since the Fund Sponsor is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Fund Sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Fund Sponsor and the Fund in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Fund or the Fund Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Fund and the Fund Sponsor.

Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

     The trading prices of the common stocks held by the Fund will determine the Fund price at any given time. As a result, it is impossible to predict whether the price of the Fund will rise or fall. Trading prices of the common stocks held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the common stocks held by the Fund.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-21, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks held by the Fund, futures or options on the Fund or common stocks held by the Fund, futures or options on the Fund itself or other derivative instruments with returns linked or related to changes in the market prices of common stocks held by the Fund or the shares of the Fund itself, and may adjust these hedges by, among other things, purchasing or selling common stocks held by the Fund or shares of the Fund itself, futures, options, or other derivative instruments with returns linked to the common stocks held by the Fund or shares of the Fund itself at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the Fund or the shares of the Fund itself and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

The calculation agent may postpone the valuation date and the maturity date if a market disruption event occurs on the valuation date

     The valuation date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date. If a postponement occurs, the maturity date for the securities would also be postponed. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of the shares of the Fund resulting from the postponement of the valuation date. See “Specific Terms of the Securities—Market Disruption Event” beginning on page P-14.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates expect to engage in trading activities related to the Fund, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Fund and, therefore, the market value of the securities and payment at maturity. Wells Fargo Securities, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the value of the Fund. These trading activities may present a conflict between your interest in your securities and the interests that Wells Fargo Securities, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Fund, could be adverse to your interests as a holder of the securities.

     Wells Fargo Securities, LLC or its affiliates may presently or from time to time engage in business with one or more of the issuers of component common stocks held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, Wells Fargo Securities, LLC or its affiliates may acquire non-public information relating to these companies and, in addition, one or more affiliates of Wells Fargo Securities, LLC may publish research reports about these companies. Wells Fargo Securities, LLC does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks held by the Fund. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of component stocks held by the Fund does not reflect any investment or sell recommendations of Wells Fargo Securities, LLC or its affiliates.

Tax consequences are uncertain

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Taxation in the United States” in this pricing supplement and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified currency:	U.S. dollars

Principal Amount:	$1,000.00 per security

Aggregate Principal Amount:	$[•]

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	[•], 2009

Original Issue Date:	[•], 2009

Maturity Date:	January 26, 2010

Fixed Rate Note:	The securities will bear interest at a rate expected to be between [9]% and [10]% per annum (to be determined on the trade date), to be payable monthly.

Interest Payment Date:	Payable on the 26th of each month, beginning on August 26, 2009 to and including the maturity date.

If the maturity date is postponed due to a postponement of the valuation date, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the securities or on such payment during the period from or after the scheduled maturity date.

The regular record dates will be the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. For the purpose of determining the holder at the close of business on a day that is not a business day, the close of business will mean 5:00 P.M. in New York City, on that day.

Valuation Date:

January 19, 2010. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Fund:	The return on the securities is linked to the performance of the iShares® Russell 2000® Index Fund (the Fund).

Payment at Maturity:	On the maturity date, for each security you hold, you will receive a payment equal to the redemption amount, plus accrued but unpaid interest in cash.

Redemption Amount:

The redemption amount will be a cash payment equal to the principal amount of your securities, unless (a) a knock-in event has occurred and (b) the final Fund price is less than the initial Fund price.

If the conditions described in (a) and (b) both occur, the redemption amount, for each security you hold, will be [•] shares of the Fund per security you hold, which is equal to $1,000 divided by the initial Fund price (with fractional shares paid in cash, calculated as the fractional number of shares multiplied by the final Fund price).

Initial Fund Price:	$[•], which is the closing price per share of the Fund on the trade date.

Final Fund Price:	The final Fund price will equal the closing price per share of the Fund on the valuation date.

Knock-In Event:

A knock-in event will occur if, as determined by the calculation agent, the market price per share of the Fund has fallen to or below the knock-in price at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

If a knock-in event has occurred and the final Fund price is less than the initial Fund price, you will lose some or all of the principal amount of your securities and receive shares of the Fund instead of a cash payment (but you will still receive accrued but unpaid interest in cash). Under these conditions, the market value on the valuation date of the shares of the Fund that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00.

Knock-In Price:	$[•], the price that is 20% below the initial Fund price, and will be determined by the calculation agent as of the trade date.

Closing Price:	The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Price:

The market price of the Fund at any time during any trading day during the regular business hours of the relevant exchange, will be the latest reported sales price of the Fund on the relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange:	The primary U.S. securities organized exchange or market of trading for the shares of the Fund. If certain events occur as described below under “Specific Terms of the Securities —

Discontinuation of/Adjustments to the Fund”, the relevant exchange will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the Fund are principally traded, as applicable, as determined by the calculation agent.

Market Disruption Event:	A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the shares of the Fund do not trade on the NYSE, the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that we or our hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

  a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

a price change exceeding limits set by that market; an imbalance of orders relating to those contracts; or a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of/Adjustments to the Fund:

If the Fund Sponsor discontinues operation of the Fund or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then, upon the calculation agent’s notification of any determination to the trustee and Eksportfinans, the calculation agent will substitute the successor fund as established or designated by the Fund Sponsor or another entity for the Fund and calculate the final Fund price as described above under “— Payment at Maturity”. Upon any selection by the calculation agent of a successor fund, Eksportfinans will cause notice to be given to holders of the securities.

If the Fund Sponsor discontinues operation of the Fund and:

the calculation agent does not select a successor fund, or the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for shares of the Fund in accordance with the procedures last used to calculate the price of one share of the Fund before any discontinuation but using only those stocks that were held by the Fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for shares of the Fund as described below, the successor fund or price will be used as a substitute for shares of the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor decides to re-establish the Fund, unless the calculation agent in its sole discretion decides to use such re-established fund.

If the Fund Sponsor discontinues the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

the determination of the final Fund price, or a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the payment at maturity as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Fund would be expected to adversely affect the price and liquidity of and trading in the securities.

If at any time the method of calculating the price of the shares of the Fund or the price of the successor fund, changes in any material respect, or if the Fund or successor fund is in any other way modified so that the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City, New York, on each date that the closing price of the shares of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of calculating the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor entity in order to arrive at the price of the shares of the Fund or any successor fund.

Calculation Agent:	Wells Fargo Securities, LLC

Business Day:	For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the- counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon (formerly known as The Bank of New York).

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 per security and integral multiples thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

In the event we fail to pay the Redemption Amount on the maturity date, any overdue payment in respect of the Redemption Amount of any note on the maturity date will not bear any default interest.

     The securities are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. We intend to take the position that the securities will not be issued with Original Issue Discount. See “Taxation in the United States” for a complete discussion of the tax consequences of the securities. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

ISHARES® RUSSELL 2000® INDEX FUND

     We have obtained all information regarding the iShares® Russell 2000® Index Fund (the Fund) contained in this pricing supplement from publicly available information. That information reflects the policies of, and is subject to change by, iShares®. We do not assume any responsibility for the accuracy or completeness of such information. “iShares®” is a registered trademark of Barclays Global Investors, N.A. and has not licensed Wells Fargo Securities, LLC, its subsidiaries nor its affiliates with regards to such information.

     iShares® currently consists of over 90 investment portfolios. iShares® was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares® is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares®’s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares® are managed by Barclays Global Fund Advisors, a subsidiary of Barclays Global Investors, N.A.

     The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (the Underlying Index). The Fund’s investment objective may be changed without shareholder approval. The Underlying Index is published by the Frank Russell Company (the Index Sponsor). The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The Underlying Index is subject to change at any moment by the Index Sponsor. The Underlying Index is published by the Index Sponsor to measure the composite price performance of stocks of 2,000 companies domiciled in the United States and its territories. All of the component stocks of the Russell 2000® Index are traded on either the New York Stock Exchange or the American Stock Exchange or in the over-the-counter (OTC) market and are the 2,000 smallest securities that form the Russell 3000® Index, representing approximately 8.0% of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

     The Fund Sponsor uses a representative sampling strategy for the Fund, according to which it invests in a representative sample of stocks underlying the Underlying Index, which have a similar investment profile as the Underlying Index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return on variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Historical Data

     Since its inception, the price of the Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the Fund during any period shown below is not an indication that the closing price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the Fund do not give an indication of future performance of the Fund. We cannot make any assurance that the future performance of the Fund or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing prices per share of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

     The following table sets forth the published quarterly high, low and quarter end closing price per share of the Fund at the end of each quarter from January 1, 2004 through June 30, 2009 and the period from July 1, 2009 to July 6, 2009. On July 6, 2009, the closing price per share of the Fund was $49.47. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High Intra-Day, Low Intra-Day and Quarter-End Closing Price of the Fund

Quarter-Start Date	Quarter-End Date	High Intra-Day Price of the Fund	Low Intra-Day Price of the Fund	Quarter-End Closing Price of the Fund
01/01/2004	03/31/2004	60.20	55.37	58.77
04/01/2004	06/30/2004	60.56	52.76	58.88
07/01/2004	09/30/2004	59.03	51.34	56.94
10/01/2004	12/31/2004	65.33	56.04	64.70
01/01/2005	03/31/2005	65.21	59.93	61.00
04/01/2005	06/30/2005	64.65	56.50	63.58
07/01/2005	09/30/2005	68.52	63.45	66.36
10/01/2005	12/31/2005	69.16	61.05	66.73
01/01/2006	03/31/2006	76.24	66.05	75.97
04/01/2006	06/30/2006	78.02	66.55	71.66
07/01/2006	09/30/2006	73.57	66.35	71.96
10/01/2006	12/31/2006	79.76	70.68	78.05
01/01/2007	03/31/2007	82.44	75.15	79.51
04/01/2007	06/30/2007	85.17	79.15	82.96
07/01/2007	09/30/2007	85.74	73.24	80.04
10/01/2007	12/31/2007	84.89	72.99	75.92
01/01/2008	03/31/2008	76.5	64.1	68.51
04/01/2008	06/30/2008	76.18	68.24	69.03
07/01/2008	09/30/2008	84.99	64.52	68.39
10/01/2008	12/31/2008	67.35	37.13	49.27
01/01/2009	03/31/2009	51.91	34.27	41.94
04/01/2009	06/30/2009	53.79	41.12	50.96
07/01/2009	07/06/2009	52.25	48.65	49.47

TAXATION IN THE UNITED STATES

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     General. There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities. Pursuant to the terms of the securities, by purchasing a security, you agree with us to treat such security as consisting of (1) a Put Option that requires you to purchase the Fund shares from us for an amount equal to the Deposit if a knock-in event has occurred and the final Fund price is less than the initial Fund price and (2) a Deposit of cash in an amount equal to the principal amount of a security to secure your potential obligation to purchase the Fund shares. Accordingly, under this characterization, the stated interest payments on the securities is divided into two components for U.S. Federal income tax purposes, a portion of which is treated as interest on the Deposit consisting of monthly payments equaling [•]% on an annualized basis and characterized as discount for U.S. Federal income tax purposes (as described below under "Interest Payments on the Securities"), and the remainder of which is the Put Premium attributable to your sale of the Put Option to us. We are not requesting a ruling from the IRS with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement or the accompanying prospectus supplement and prospectus regarding the treatment of the securities and our allocation of stated interest payments on the securities. If the IRS successfully argues that the securities and the allocation should be treated differently, the timing and character of any inclusion in income in respect of your securities may be affected. Except as provided in “Alternative Characterization of the Securities” below, the remainder of this discussion assumes that the securities are treated as described above.

     Interest Payments on the Securities. We, and by your purchase of the securities, you, agree to treat the Deposit as a short-term obligation for U.S. Federal income tax purposes. Under the applicable Treasury Regulations, the Deposit will be treated as being issued at a discount equal to the sum of the monthly interest payments that is attributable to interest on the Deposit for U.S. Federal income tax purposes. If you are an accrual method or a cash method U.S. Holder that elects to accrue the discount currently, you will be required to include the discount in income as it accrues on a straight-line basis, unless you elect to accrue the discount on a constant yield method based on daily compounding. If you are a cash method U.S. Holder and you do not elect to accrue the discount, you should include the portion of the payments attributable to interest on the Deposit as income upon receipt and you will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the securities in an amount not exceeding the accrued interest until such interest is included in income. Furthermore, if you are a cash method U.S. Holder, any gain realized on the Deposit upon the sale, exchange, or retirement of the securities will be ordinary income to the extent of the discount that has accrued on a straight lined basis (or, if an election was made, according to a constant yield method based on daily compounding) but not previously included in income through the date of sale, exchange or retirement.

     Put Premium on the Securities. The Put Premium generally will not be taxable to you upon receipt. If the Put Option expires unexercised and a cash payment is made to you upon maturity of the securities, you will recognize with respect to the Put Option component of the securities, short term capital gain equal to the total Put Premium received.

     If we exercise the Put Option (i.e., the Fund shares delivered upon maturity of the securities), you will not recognize any gain or loss with respect to the Put Option other than with respect of any cash received in lieu of fractional shares. Your adjusted basis in the Fund shares received will equal the Deposit, plus accrued but unpaid discount on the Deposit, less the total Put Premium received. Your holding period for any Fund shares received will commence on the day after the delivery of the Fund shares. To the extent you receive any cash in lieu of fractional shares, you will generally recognize short-term capital gain or loss in an amount equal to the difference between the amount of such cash received and your basis in the fractional shares, which is determined by allocating your total adjusted basis in the Fund shares between the amount of cash received and the relative fair market value of the Fund shares actually received.

     Sale, Exchange, Redemption or Other Disposition of the Securities. Upon the sale or exchange of the securities for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option according to their respective values on the date of the sale or exchange. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount you receive that is apportioned to the Deposit and your adjusted basis in the Deposit. Your adjusted basis in the Deposit will generally equal the principal amount of your securities, increased by the amount of any income you have recognized in connection with the Deposit and decreased by the amount of any payment received with respect to the Deposit. Such gain or loss will be short-term capital gain or loss, except to the extent attributable to accrued discount on the Deposit, which would be taxable as such as described under “Interest Payments on the Securities” above.

     With respect to the Put Option, the amount of cash you receive upon the sale or exchange of the securities that is apportioned to the Put Option plus the total Put Premium previously received will be treated as short term capital gain. If on date of the sale or exchange of the securities, the value of the Deposit is in excess of the amount you received upon such sale or exchange, then you will be treated as having made a payment to the purchaser equal to the amount of such excess in exchange for the purchaser's assumption of your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss equal to the difference between the total Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to the purchaser with respect to the assumption of the Put Option. The amount of the deemed payment will be treated as an amount received with respect to the Deposit in determining your gain or loss with respect to the Deposit.

     Possible Alternative Treatment. Notwithstanding our mutual contractual obligation to treat the securities in accordance with the above characterization, there is currently no statutory, judicial or administrative authority that directly addresses the proper treatment of the securities for U.S. Federal income tax purposes. Accordingly, no assurance can be given that the IRS will agree with, or that a court will uphold, the characterization and treatment of the securities described above. If the IRS successfully asserts an alternative characterization of the securities, the timing and the character of any income with respect to the securities may differ from that described above. For example, it is possible that the IRS might assert that the securities should be treated as a single debt instrument, in which case the securities would be subject to the rule concerning short-term debt securities as described in the accompanying prospectus under “Taxation in the United States”. Accordingly, prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities.

     The hedging activity discussed above may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•] between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$[•]

Total	$[•]

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $[•] per security.

     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

     After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

     The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent. In respect of specific jurisdictions, please note the following:

     The securities, and the offer to sell such securities, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

     The securities will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.

     The securities may not be offered or sold to the public in Brazil. Accordingly, the securities have not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     Neither the securities nor Eksportfinans are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.